EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of June 14, 2022 (the “Effective Date”), between KEYSTAR CORP., a Nevada corporation (“Company”), and JOHN LINSS, an individual residing in the State of Nevada (the “Executive”). Company and Executive are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

Company desires to employ Executive and Executive desires to be employed by Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.Employment.

Company will employ Executive, and Executive accepts employment with Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4.

Section 2.Position and Duties.  The following provisions of this Section 2 will apply during the Employment Period (as defined in Section 4(a) below):

(a)Executive will serve as both (i) the Chief Executive Officer of Company and (ii) the President of Company, and will have the usual and customary duties, responsibilities and authority of such positions, subject to the reasonable oversight of the Board of Directors of Company (the “Board”).  Executive will serve without additional compensation, as a member of the Board and/or as an officer, director or member of a board of entities from time to time directly or indirectly owned or controlled by, or under common control with, Company (each, an “Affiliate”, and collectively, the “Affiliates”).

(b)Executive will report to the Board and will devote his best full-time efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Company and its Affiliates.  Executive will perform his duties and responsibilities in a diligent and professional manner.  Subject to Section 2(c), Executive will not engage in any outside business activity without the prior written approval of the Board, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c)The foregoing restrictions will not limit or prohibit Executive from engaging in passive investments, serving on non-profit boards (provided that Executive provides written notice to Company of such service) and the Board of Managers for CoreSpeed, LLC, a Georgia limited liability company (“Corespeed”), engaging in community, charitable and social activities and managing his personal investments, in each case, not interfering in any material respect with Executive’s performance and obligations hereunder.

Section 3.Base Salary; Bonuses and Benefits.

(a)During the Employment Period, Executive’s annualized base salary will be $500,000 (the “Base Salary”), which Base Salary will be payable in regular installments in accordance with Company’s general payroll practices.  The Base Salary will be subject to applicable withholdings and deductions.  On at least an annual basis, a merit increase of the Base Salary will be considered by the Compensation Committee of the Board, if one exists, otherwise by the Board, in its sole and absolute discretion. Notwithstanding such consideration, the Base Salary may not be decreased.

(b)Within 60 days of the Effective Date, Company will present a written purchase agreement (“Purchase Agreement”) to Executive, whereby Company will sell, and Executive will purchase, 2,980,000 shares of common stock of Company for a total purchase price of $2,980,000, with the full purchase price to be paid through a non-recourse secured promissory note (the “Purchase Note”).  Unless otherwise mutually agreed to by Company and Executive, the Purchase Note will include each of the following terms:

(i)no payments due until maturity;

(ii)the maturity date will be the earlier of (A) 10 days after shares of the Company’s common stock become listed on an exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934 (the “Uplisting”), (B) the end of Executive’s employment (unless terminated by Company without Cause (defined below) or by Executive for Good Reason (defined below)), or (C) 10 years;

(iii)interest will accrue at the Applicable Federal Rate (AFR) of 3.11% per annum for long-term obligations;

(iv)unless Executive is terminated for Cause or Executive quits without Good Reason, the debt will automatically be forgiven as follows: (A) 20% on each of the sixth, seventh, eighth, ninth and tenth anniversary of the date of the Purchase Note, or (B) 100% upon an Uplisting; and

(v)the obligations will be secured with collateral (the 2,980,000 shares) pursuant to a security agreement.

(c)On at least an annual basis, the Compensation Committee of the Board, if one exists, otherwise, the Board, in its sole and absolute discretion, will consider establishing an annual incentive plan for Executive (the “Annual Bonus”) with one or more pre-established performance goals. Executive acknowledges that: (i) the terms of the Annual Bonus may change each annual period at the discretion of the Compensation Committee of the Board, if one exists, otherwise, the Board, and may include one or more benchmarks with various renumeration per benchmark; (ii) Executive has no expectation that in any annual period there will be a short term incentive award; (iii) the amount of the Annual Bonus, if any, that Executive may be awarded may change from year to year; and (iv) subject to applicable employment standards legislation, Executive must be actively employed by Company on the date any Annual Bonus is paid in order for Executive to have earned the Annual Bonus and to be eligible to receive payment thereof.  For greater clarity, “actively employed” does not include any period of notice of termination or payment in lieu of notice, except for Executive’s minimum statutory notice period under applicable employment standards legislation, if any.

(d)The Executive shall receive such additional bonuses, if any, as the Compensation Committee of the Board, if one exists, otherwise as the Board may in its sole and absolute discretion determine.

(e)Any bonuses payable pursuant to this Section 3 are sometimes hereinafter referred to as “Incentive Compensation.” Any Incentive Compensation payable pursuant to this Section 3 will be paid by the Company to the Executive in accordance with Company’s general payroll practices after the Incentive Compensation is calculated in good faith by Company.

(f)The Company agrees that should an Uplisting occur during the Employment Period or within 90 days after the Employment Period (provided that Executive’s employment did not terminate due to Cause or without Good Reason prior to the Uplisting), (i) the Company will pay the Executive a one-time bonus of $1,700,000, and (ii) this Agreement, the Base Salary and Incentive Compensation will be reviewed by the Compensation Committee of the Board, if one exists, otherwise by the Board, in coordination with any Uplisting.  Any bonus payable in connection with the Uplisting pursuant to this Section 3 will be paid within thirty (30) days of the Uplisting.  Any such payment will be considered an advance against earned Incentive Compensation.

(g)During the Employment Period, Executive will be eligible to participate in any of the employee benefit programs that may be established from time to time for which executive employees of Company are generally eligible in accordance with the normal terms of such programs. Company reserves the right to cancel or modify the benefit plans and programs it offers to its employees at any time.  Should Company not offer medical health benefits at any time during the Employment Period, during such period, in addition to his Base Salary Executive will be entitled to a payment of $2,500 each month to help cover the cost of private health insurance.

(h)Company will pay or reimburse Executive for all pre-approved, reasonable out-of-pocket business expenses incurred by Executive during the Employment Period in performing services hereunder, in accordance with policies then in effect with respect to payments of business expenses.  The Board may establish budgets for Executive’s approved expenses from time to time, and, at the Board’s discretion, may establish policies or guidelines for such expenses but such policies shall include provisions for first class tickets or business class plane tickets (whichever is less expensive) for all flights with travel time over 2 hours.  To the extent required to comply with the provisions of

Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (i) reimbursement of expenses incurred by Executive during any taxable year will be made on or before the last day of the following taxable year of Executive, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other taxable year, and (iii) the right to reimbursement of such expenses will not be subject to liquidation or exchange for another benefit. All expenses will be accounted for in such reasonable detail as Company may require. Termination of Executive’s employment will not relieve Company of its obligations to reimburse Executive for the above-described expenses.

(i)Executive will be entitled to the same paid vacation/PTO policy that Company extends to its other officers.

(j)Executive will be provided with the same level of coverage of directors and officers (D&O) liability insurance that Company extends to its other officers and, if applicable, members of the Board, as applicable.

(k)During the Term of Employment, the Company shall furnish the Executive with an office, administrative assistance and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. During any period of time where the Company supports or requires remote working, such as during a pandemic, the Company shall pay reasonable fees and expenses for the cost of a mobile phone, home/laptop computer, software, internet connection and other items that are reasonably required and appropriate for the performance of his duties hereunder.

(l)The Executive will receive a signing bonus in the amount of $112,000 within 30 days following the execution of this agreement.

Section 4.Term and Termination.

(a)General.  The employment period will commence on the Effective Date and will be for an initial term of three years (the “Initial Term”); provided, that, the employment period will be automatically renewed annually for successive one-year terms (each, a “Renewal Term”), unless and until either party provides 60 days advance written notice prior to the end of the Initial Term or any Renewal Term, as applicable, that such party declines to so renew; provided, further, that the Initial Term or Renewal Term (if any), as applicable, will terminate prior to such date upon the occurrence of any of the events set forth in clauses (b), (c) or (d) below.  As used herein, the “Employment Period” means the actual period of time during which Executive is employed by Company under the terms and conditions of this Agreement.  The last day on which Executive is employed by Company, whether separation is voluntary or involuntary, with or without Cause (as defined below), by reason of Executive’s resignation or by reason of Executive’s death or Disability, is referred to as the “Termination Date.” If Executive is a member of the Board, upon the Termination Date, Executive will be deemed to have automatically resigned from the Board. Executive agrees that he will execute any documents reasonably required by Company to confirm such resignation.

(b)Termination by Company for Cause; Resignation by Executive.

(i)The Employment Period may be terminated by Company at any time for Cause.

(ii)Executive may elect to terminate the Employment Period at any time due to his resignation, with or without Good Reason.  It is understood that if Executive elects to terminate the Employment Period through resignation without Good Reason, then he will use commercially reasonable efforts to provide Company with 60 days’ advance written notice.

(c)Termination due to Death or Disability.  The Employment Period will automatically be terminated upon Executive’s death and may be terminated by Company upon Executive’s Disability (as defined below).

(d)Termination by Company other than for Cause.  The Employment Period may be terminated by Company at any time other than for Cause, death or Disability.  If Company elects to terminate the Employment Period pursuant to this Section 4(d), Company will use commercially reasonable efforts to provide Executive with 60 days’ advance written notice.

(e)Definitions.

(i)Cause.  For purposes of this Agreement, “Cause” means:

(A)gross negligence, recklessness, intentional misrepresentation or willful misconduct by Executive in the performance of his duties;

(B)the commission by Executive of any act of fraud, embezzlement, theft or other financial dishonesty, or of any felony, or to any crime involving moral turpitude;

(C)(1) the material breach by Executive of this Agreement (other than any breach by Executive of the provisions of Section 8 hereof), or (2) any breach by Executive of the provisions of Section 8 hereof; or

(D)Executive’s material violation of state or federal law relating to sexual harassment or other prohibited harassment or discrimination or any Company policy of which Executive had notice.

Company will not be entitled to terminate for Cause pursuant to clauses (A) or (D) unless (x) Company provides written notice to Executive stating in reasonable detail the condition constituting Cause within 30 days following Company first obtaining actual knowledge of all material facts establishing the occurrence of such condition and (y) Executive fails to cure such condition within 10 days following delivery to Executive of such notice (unless (i) Company reasonably determines that the facts and circumstances underlying such termination for Cause are not able to be cured or (ii) Company has delivered to Executive a notice within the prior 12 months under the same clause of this Section 4(e)(i) the facts and circumstances of which were cured and which matter involves the repetition of the same issues that resulted in the prior notice; and in any case of (i) or (ii), Company may terminate without providing an opportunity to cure). No termination of the Executive’s employment for Cause shall be permitted unless the date of termination occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board.

(ii)Disability.  For purposes of this Agreement, “Disability” means “disability” or “permanent disability” as set forth in the long-term disability plan of Company, or if no such plan is in effect, it will mean any long-term disability or incapacity which renders Executive unable to substantially perform his duties hereunder with or without reasonable accommodation for 180 consecutive days from the date of such disability as determined by an approved medical doctor selected by the mutual agreement of Company and Executive.  If Executive and Company cannot mutually agree on a medical doctor, then Executive and Company will each select a medical doctor and such medical doctors will select a third medical doctor who will determine whether or not Executive has a Disability.

(iii)Good Reason. For purposes of this Agreement, “Good Reason” means:

(A)a diminution of Executive’s Base Salary that (I) does not apply to all executive employees of Company or (II) does not correspond to any material change or reduction in the duties of Executive which is at the express request or consent of Executive;

(B)a material adverse change to Executive’s title, duties or responsibilities; or

(C)Company’s failure to pay any material amount owed to Executive under this Agreement or the material breach of this Agreement by Company.

Executive will not be entitled to terminate for Good Reason (and Good Reason will not be deemed to be found) unless (x) Executive provides written notice to Company stating in reasonable detail the condition constituting Good Reason within 60 days following Executive first obtaining actual knowledge of all material facts establishing the occurrence of such condition and (y) Company fails to cure such condition within 10 days following delivery to Company of such notice (unless Executive has delivered to Company a notice within the prior 12 months under the same clause of this Section 4(e)(iii) the facts and circumstances of which were cured and which matter includes the repetition of the same issues that resulted in the prior notice, in which case Executive may terminate without providing an opportunity to cure).

Section 5.Payments Upon Termination.

(a)Termination for Cause; Resignation without Good Reason; Non-Renewal; Death or Disability.  If the Employment Period is terminated (i) by Company for Cause, (ii) due to Executive’s resignation without Good Reason, (iii) due to the non-renewal of the Initial Term or any Renewal Term, or (iv) due to death or Disability, then Executive will be entitled to receive his Base Salary and all other remuneration and benefits (including any bonus or incentive compensation earned but unpaid) only to the extent that such amount has accrued through the Termination Date, including, without limitation reimbursement under this Agreement for expenses incurred prior to the Termination Date (the “Accrued Obligations”).  For the avoidance of doubt, the Accrued Obligations will be paid on the next regular pay date after the Termination Date.

(b)Termination other than for Cause; Resignation with Good Reason.  If the Employment Period is terminated (i) by Company other than for Cause, death or Disability, or (ii) due to Executive’s resignation with Good Reason, then Executive will be entitled to the Accrued Obligations, which will be paid on the next regular pay date after the Termination Date and provided that Executive executes a general release of claims substantially in the form attached hereto as Exhibit “A” (a “Release”) and such Release becomes effective and irrevocable within 60 days following the Termination Date, then, subject to Section 10, for six months, Executive will also be entitled to receive (A) continued payments equal to Executive’s monthly Base Salary and (B) if Company does not offer medical health benefits as of the Termination Date, payment of $2,500 per month, or, if Company does offer medical health benefits as of the Termination Date, payment of Executive’s COBRA premium while he is eligible for such coverage, which will be paid in installments in accordance with normal payroll practices; provided, that, the first installment will not be paid until the first payroll date of Company occurring after the 60th day following the Termination Date and will include any amounts that would have otherwise been paid prior to such date.

(c)No Other Benefits.  Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, and fringe benefits hereunder (if any) accruing after the Termination Date will cease upon the Termination Date.  Executive will not be entitled to any severance payments or benefits under any severance policy or practice maintained by Company or its Affiliates.

(d)Compliance With Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein will either be exempt from the requirements of Section 409A or will comply with the requirements of such provision.  Each payment of the Base Salary under Section 5(b) as severance (each, a “Severance Payment”) will be treated as a right to a series of separate payments as set forth in Treasury Regulation 1.409A-2(b)(2)(iii) and no Severance Payment will be paid later than the last day of the second taxable year of Executive following the taxable year of Executive in which occurs a “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”).  To the extent that any Severance Payment constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, (A) in the event that a termination of Executive’s employment does not constitute a Separation From Service, such 409A Payment will begin at such time as Executive has otherwise experienced such a Separation from Service, and the date of such Separation from Service will be deemed to be his Termination Date, and (B) if on the date of Executive’s Separation from Service, Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(h), as determined from time to time by Company, then such 409A Payment will not be made to Executive earlier than the earlier of (i) six months after Executive’s Separation from Service; or (ii) the date of his death.  The 409A Payments under this Agreement that would otherwise be made during such period will be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six month period or following the date of Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, will be paid in accordance with the applicable payment schedule provided in Section 5.  Executive hereby agrees that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.

Section 6.Nondisclosure and Nonuse of Confidential Information.  For purposes of Sections 6 - 9, all references to Company will be deemed to refer collectively to Company and its direct and indirect subsidiaries, if any.

(a)Executive will not, directly or indirectly, disclose or use at any time without the written consent of Company, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to Executive’s performance in good faith of duties assigned to Executive by Company.  Executive acknowledges that the Confidential Information has been generated at great effort and expense by Company and has been maintained in a confidential manner by Company.  Executive will timely notify Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which Executive becomes aware and of all known details thereof.  Executive will use commercially reasonable efforts to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  Executive will deliver to Company on the Termination Date, or at any time Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and hard copies)) relating to the Confidential Information or the Work Product (as defined below) of the Business which Executive may then possess. For purposes of this Agreement, “Business” means the business of (i) mobile sports betting , and (ii) any other business, products or services of Company as such businesses, products and/or services exist or with respect to which substantial steps have been taken to form or acquire during the Employment Period, with respect to which (A) Executive is actively engaged or (B) Executive has learned or received Confidential Information.

(b)As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public or within the industry and that is used, developed or obtained by Company in connection with its businesses, including, but not limited to, such information, observations and data obtained by Executive while employed by Company (including those obtained prior to the Effective Date) concerning, in each case, with respect to Company or its Business: (i) the business or affairs of Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) manufacturers, customers, clients and suppliers and manufacturer, customer, client and supplier lists, (xiii) other copyrightable works, (xiv) all methods, processes, formulas, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form, unless: (A) the information is or becomes publicly known through lawful means; or (B) the information is disclosed to Executive without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from Company.

(c)Notwithstanding anything herein to the contrary, nothing herein will prevent Executive from (i) providing information to any governmental agency, (ii) participating in any investigation or proceeding conducted by a governmental agency, (iii) reporting possible violations of law to any governmental, regulatory or self-regulatory agency or entity, or (iv) providing truthful testimony in response to a subpoena or other judicial process.  In the case of clauses (i) to (iv) above, unless otherwise prohibited by applicable law or otherwise directed by governmental representatives, Executive agrees to provide Company with prompt written notice of any request to provide information or testimony, along with a copy of any such request.

Section 7.Inventions and Patents.

(a)To the maximum extent permitted by applicable law, subject to Section 7(b) below, Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Business or existing or future products or services of Company and which are conceived, developed or made by Executive (whether or not during usual business hours or on the premises of Company and whether or not alone or in conjunction with any other Person (defined below)) while employed by Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to Company.  Executive will perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to Company, at the expense of Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.  If Company is unable, after reasonable effort, to secure the signature of Executive on any such papers, any executive officer of Company will be entitled to execute any such papers as the agent and the attorney-in-fact of

Executive, and Executive hereby irrevocably designates and appoints each executive officer of Company as Executive’s agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.  As used in this Agreement, “Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

(b)Subject to the representations and conditions set forth in this Agreement, as between Company, Executive and Corespeed, Executive (or Corespeed, as applicable) retains all rights to all intellectual property listed in Exhibit “B” herein (the “Executive IP”).

(c)Executive will not cause or permit Company IP to contain, copy, use, rely upon, derive from, or license any Executive IP without the Board’s prior written consent and only after Executive identifies to the Board in writing the specific Executive IP and the intended use of such Executive IP.  In each event that Company IP contains, copies, uses, relies upon, derives from, or licenses any Executive IP at any time during the Employment Period, on behalf of Executive and Corespeed, Executive hereby grants Company a non-exclusive, transferable, royalty-free, fully paid, perpetual, irrevocable, worldwide license, with right of sublicense through multiple levels of sublicense, under all of Executive and Corespeed’s intellectual property rights in and to any and all applicable Executive IP to: (a) reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Executive IP in any medium or format, whether now known or hereafter discovered, and (b) use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Executive IP.

Section 8.Non-Compete; Non-Solicitation; Non-Disparagement.

(a)Executive acknowledges that by virtue of the employment relationship with Company contemplated by this Agreement, Executive has been and will be granted immediate access to certain trade secrets, Confidential Information, business methods, technologies and other proprietary information of Company (collectively, the “Protected Information”), and the opportunity to have access to customers and associated goodwill, and that his services will be of special, unique and extraordinary value to Company.  Therefore, in order to protect Company’s interest in the Confidential Information, Executive agrees that during the period beginning on the Effective Date and ending on the one-year anniversary of the Termination Date (subject to automatic extension by one day for each day Executive is in violation of this Section 8(a), “Restriction Period”), he will not, directly or indirectly (including via any family member (whether or not sharing the same household) or any Affiliate of such a family member), disclose or use the Protected Information to provide services that are the same or similar in function or purpose to any of the services provided by Executive to Company (as an owner, manager, consultant, contractor, employee, agent or otherwise) to any business within the Restricted Territory (defined below) that is competitive with the Business.  As used in this Agreement, the term “Restricted Territory” means all of the United States, but if that geographic area is deemed unreasonable by a court of competent jurisdiction, the 100-mile radius of each of Company’s physical locations or in which Company is actively planning to purchase or develop a physical location (and of which plan Executive has knowledge) as of the Termination Date.  Nothing herein will prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)During the period beginning on the Effective Date and ending on the 12-month anniversary of the Termination Date (subject to automatic extension by one day for each day Executive is in violation of this Section 8(b)), Executive will not, directly or indirectly through another Person (including without limitation via any immediate family member (whether or not sharing the same household) or any Affiliate of such immediate family member) disclose or use any Protection Information to:

(i)induce or attempt to induce any employee / independent contractor of Company to leave the employ/engagement of Company, or in any way interfere with the relationship between Company, on the one hand, and any employee / independent contractor thereof, on the other hand;

(ii)solicit for hire/engagement or hire/engage any Person who was an employee/independent contractor of Company until 12 months after such individual’s employment/contractor relationship with Company has been terminated, provided that nothing herein will prohibit general advertisements offering employment not directed at any employees/independent contractors of Company (or hiring as a result of such general advertisements); or

(iii)solicit, induce or attempt to solicit or induce any customer (it being understood that the term “customer” as used throughout this Agreement includes any Person (x) that is purchasing goods or receiving services from Company or (y) that is directly or indirectly providing or referring customers to, or otherwise providing or referring business for, Company), supplier, licensee, broker, distributor or other business relation of Company with whom Executive has had contact or about whom Executive obtained knowledge in connection with Executive’s performance of services to Company (including prior to the date hereof) to cease or reduce doing business with Company, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee, broker, distributor or business relation, on the one hand, and Company, on the other hand.

(c)Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of Company, but he nevertheless believes that he will receive sufficient consideration and other benefits as an employee of Company to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living.

(d)During the Restriction Period, Executive must inform any prospective or future employer of any and all restrictions contained in Section 6 through Section 8 and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(e)Executive agrees that the restrictions contained in this Section 8 are a part of this otherwise enforceable Agreement (including the enforceable promise to provide immediate access to Confidential Information (including trade secrets) and access to customer goodwill).  Additionally, Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable under Nevada law, and do not impose (i) a greater restraint than necessary to protect Company’s legitimate business interests or (ii) an undue hardship on Executive.  If, at the time of enforcement of Sections 6 through 8, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Executive and Company agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area so as to protect Company to the greatest extent possible under applicable law.

(f)In order to protect the goodwill of Company, to the fullest extent permitted by law and subject to Section 6(c) hereof, Executive, during the period beginning on the Effective Date and ending on the last day of the Restriction Period, agrees not to publicly criticize, denigrate, or otherwise disparage Company, and/or any of its employees, officers, directors, consultants, other service providers, products, services, processes, policies, practices, standards of business conduct, business integration methods, employee hiring and termination practices, or areas or techniques of research, manufacturing, or marketing.  The provisions of this Section 8(f) are not intended to prevent compliance with legal requirements and are not applicable to the giving of evidence in legal proceedings.

Section 9.Enforcement.

Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the Parties agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement by Executive, Company and any of its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction (without any requirement to post bond) for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof, apply to a court of competent jurisdiction for Executive to account for and pay over to Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, as well as recover from Executive any and all other damages, including an award of reasonable attorney’s fees and costs in any action brought by Company for a breach of or to enforce Sections 6 through 8 of this Agreement.

Section 10.Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to Company, if Executive materially violates any provision of the foregoing Section 6, Section 7 or Section 8 or any such provisions are found to be unenforceable by a court or arbitrator of competent jurisdiction, any payments then or thereafter due from Company to Executive pursuant to Section 5 (other than the Accrued Obligations) will be terminated forthwith and Company’s obligation to pay and Executive’s right to receive such payments will terminate and be of no further force or effect, in each case without limiting or affecting Executive’s remaining obligations under such Section 6, Section 7 and Section 8, or Company’s other rights and remedies available at law or equity.

Section 11.Representations and Warranties.

(a)Executive hereby represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (ii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.  In addition, Executive represents and warrants that he has no and will not have any ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

(b)Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Company is a party or any judgment, order or decree to which Company is subject, (ii) this Agreement has been duly and validly authorized by all necessary corporate action on the part of Company and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement will be a valid and binding obligation of Company, enforceable in accordance with its terms.

Section 12.Notices.

All notices, requests, demands, claims, and other communications hereunder must be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) when sent by email to the intended recipient at the email address set forth therefor below, provided that a copy is also sent by a nationally recognized overnight delivery service (receipt requested), or (c) one business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Company, to:

KeyStar Corp.

8400 W. Sunset Rd., #300

Las Vegas, NV 89113

Attention: Bruce A Cassidy Sr.

with a copy to:

Clark Hill PLC

14850 N. Scottsdale Road, Suite 500

Scottsdale, AZ 85254

Attention:  Daniel A. Schenck, Esq.

Email: dschenck@clarkhill.com

If to Executive, to the address set forth on the signature page hereto.

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Section 13.General Provisions.

(a)Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, subject to Section 8(e), if any particular provision of this Agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)Construction.  Company and Executive have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by Company and Executive and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(c)Complete Agreement.  This Agreement and those documents expressly referred to herein or therein (including, but not limited to, the schedules, annexes and exhibits (in their executed form) attached hereto) constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and any and all understandings, agreements or representations by or among the Parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(d)Successors and Assigns; Third Party Beneficiaries.  This Agreement will be binding on, and will inure to the benefit of, the parties hereto and their respective heirs,

legal representatives, successors and permitted assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so will be void.  Company may only assign this Agreement and its rights, together with its obligations, hereunder either to an Affiliate, or in connection with any sale, transfer or other disposition of all or substantially all of Company’s assets or business, whether by merger, consolidation or otherwise, including a merger of Company.  The rights of Company hereunder are enforceable by its Affiliates, who are the intended third-party beneficiaries hereof.

(e)Withholding of Taxes.  Company may deduct and withhold from the compensation payable to Executive hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by Company under applicable law.

(f)Governing Law.  This Agreement will in all respects be subject to, and governed by, the laws of the State of Nevada without regard to the principles of conflict of laws.

(g)Jurisdiction and Venue.

(i)The Parties hereby irrevocably and unconditionally submit, for themselves and their property, to the personal jurisdiction of any Nevada state court or federal court of the United States of America sitting in the State of Nevada and any appellate court from any thereof.  Further, the Parties irrevocably and unconditionally agree that any legal action related to this Agreement or Executive’s employment with Company will be brought in either a Nevada state court or federal court of the United States of America sitting in the State of Nevada or any appellate court from any thereof and that any such court will be the exclusive venue for any such action.  No Party will commence a claim or proceeding hereunder in a court other than a Nevada state court or federal court of the United States of America sitting in the State of Nevada or any appellate court from any thereof, except if the Party has first brought such claim or proceeding in such Nevada state court, federal court of the United States of America sitting in the State of Nevada or appellate court from any thereof and such court or courts have denied jurisdiction over such claim or proceeding.

(ii)The Parties irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Nevada state court or federal court of the United States of America sitting in the State of Nevada or any appellate court from any thereof.

(iii)Notwithstanding clauses (i)-(ii), the Parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 through 8 upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h)Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the written consent of the Parties, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(i)Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(j)Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile or other electronic delivery, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(k)WAIVER OF JURY TRIAL.  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY WILL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS WILL BE SUBJECT TO NO EXCEPTIONS.  NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMPANY:

KEYSTAR CORP,

a Nevada corporation

By: _/s/ Bruce Cassidy________________

      Bruce A. Cassidy, its interim President

EXECUTIVE:

__/s/ John Linss________________________

JOHN LINSS

Address: 2717 Orchid Valley Dr

Las Vegas, NV 89134

Email: john.linss@gmail.com

By executing below, CoreSpeed, hereby expresses its agreement for Company soliciting Executive for employment and ultimately employing the Executive.  Corespeed hereby waives any claims, relief or damages which Corespeed may assert now or in the future against Company and or any of its directors, officers or affiliates related to or stemming from Company’s soliciting and ultimately hiring Executive for employment.

CORESPEED, LLC

By: __/s/ John Linss___________

      John Linss, its Manager

Exhibit A

Form of Release Agreement

I understand and agree completely to the severance payment terms set forth in the KEYSTAR CORP., a Nevada corporation (the “Company”) and me (the “Parties”).  I understand that I am not entitled to any severance payments if I do not sign this Release and return it to Company on or before [DATE – to be inserted by Company at the time of termination] (the “Separation Date”) pursuant to the terms set forth herein or if I revoke this Release as set forth in Section 3 below.  Capitalized terms used but not otherwise defined herein will have the meaning set forth in the Employment Agreement.

Section 1.General Release and Knowing Waiver of Employment-Related Claims. For and in consideration of the severance payments and any other benefits I am eligible to receive from Company, I, on my own behalf and on behalf of my successors and assigns (collectively referred to as “Releasor”), hereby release and forever discharge Company, its Affiliates, and their respective stockholders, members, predecessors, successors, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever (collectively, “Claims”), whether known or unknown, which Releasor ever had, now has or hereafter can, will or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the time to the day of the date of this Release, except as otherwise provided herein, including, but not limited to, the following:

(a) all such Claims and demands directly or indirectly arising out of or in any way connected with my employment with Company or the termination of that employment;

(b) all such Claims and demands related to salary, bonuses, commissions, stock, stock options, units, profits interests or any other ownership interests in Company or any of its Affiliates, including vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation except for all severance pay and benefits required under the Employment Agreement between the Parties ;

(c) any Claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985, the anti-retaliation provisions of any federal or state statute, including state workers’ compensation statutes, and any other applicable state or local statutes, including [state statutes to be inserted at the time of termination];

(d) any Claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing;

(e)  any Claims of constructive discharge, discrimination, harassment, retaliation, fraud, defamation, intentional tort, emotional distress and negligence; and

(f) any Claim that the confidentiality, nondisclosure, nonsolicitation, and noncompetition provisions contained in Sections 6 through 8 of the Employment Agreement are void, unreasonable and/or unenforceable.

Notwithstanding the foregoing, nothing herein releases any claim Releasor has or may have against Releasee regarding the performance or non-performance of obligations arising under the Employment Agreement and/or this Release, and nothing in this Release will prevent me from enforcing my rights (i) to my non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Company, (ii) to any unpaid salary or benefits earned before the Separation Date to which I am entitled and to any severance payments to which I am entitled, (iii) to receive continuation coverage pursuant to COBRA, (iv) to indemnification conferred upon me as an officer of Company pursuant to Company’s governing documents, D&O insurance or in accordance with applicable law or otherwise, (v) that cannot be waived under applicable law.  Further, nothing in this Release affects my rights to provide information to, participate in an investigation by or file an administrative charge or complaint with the Equal Employment Opportunity Commission or similar administrative agency.  However, I agree not to accept any monetary relief or recovery from any charge or complaint filed against any Releasor with any such administrative agency.

Also, Releasor does not release any Claims against Releasee that may arise after this Release has become effective.

Section 2.Representation by Counsel and Review Period. I have been advised to consult independent legal counsel before signing this Release, and I hereby represent that I have executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for [twenty-one (21)] days (although I may choose to voluntarily execute this Release earlier). I further represent and warrant that I have read this Release carefully, that I have discussed it or have had reasonable opportunity to discuss it with my counsel, that I fully understand its terms, and that I am signing it voluntarily and of my own free will.

Section 3.Right to Revoke Release. This Release will not become effective until the eighth day following the date on which I have executed it, provided that I have not revoked it, and I may at any time prior to that effective date revoke this Release by delivering written notice of revocation to [Name and contact information to be inserted at the time of termination].

Section 4.Consideration for Release. I acknowledge that the consideration for this Release is consideration to which I would not otherwise be entitled and is in lieu of any rights or claims that I may have with respect to any other remuneration from Company.

Section 5.Representation Concerning Filing of Legal Actions. I represent that, as of the date of this Release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Releasees in any court or with any governmental agency.

Section 6.Continuing Obligations Concerning Confidential Information and Company Property. I acknowledge and agree that I remain subject to the restrictive covenants contained in Sections 6 through 8 of the Employment Agreement, each of which survives the termination of my employment for the time periods set forth therein.

Section 7.Amendment of Release. This Release may not be amended or modified except by a writing signed by [names to be inserted at the time of termination] on behalf of Company, and by me.

Section 8.Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws thereunder.

Section 9.Neutral Interpretation. This Release will be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.

Section 10.Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.

Section 11.No Admission of Liability. Releasee agrees that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, agents, employees and assigns.

Dated this ____ day of _________________, 20__.

WITNESSES:

______________________________________________________________

JOHN LINSS

Exhibit B

Executive IP

For the avoidance of doubt, the Executive IP includes the items listed in this Exhibit “B”.

All intellectual property related to:

•CoreSpeed owned Integrated SaaS, PaaS, IaaS Platforms

oCloud-based Data Center Infrastructure

oJourney Travel Planning, Booking, Marketing platform

oIntegrated Global Distribution and Booking Platform for Healthcare, Wellness, and Medical Travel

oIntegrated Sharing Economy Platform

oNeighborhood Social Network Platform

•Other IP including but not limited to:

oAssets, Copyrights, Trade Secrets, Blogs, Presentations, Interviews, Images, Papers, Curriculum, and Methodologies related to activities within Corporate Clarity, CoreSpeed, CoreSpeed Hosting, MedicaView International, MedServ Global, MedServ Jamaica, CoreSpeed Incubator, Neighbor Alerts, Direct2Owner, Singular PhotoArt

oWorks previously authored, published, or contributed within LinkedIn, Forbes, Medium, Wikipedia, as well as current works underway related to various topics and Publications, Presentations, Papers prior to the Effective Date

oAll photography related creative activities, products, assets, training materials/guides, articles, books, images, or negatives that may or may not be marketed, sold, or provided for charity, as well as, other material owned, trademarked, copyright protected, or published under John Linss, CoreSpeed, or Singular PhotoArt before, during, or after engagement with Ultimate Gamer